October 19, 2007

From: Allan Balchi
4 Anker court
Patchogue, NY 11772

To: Pierre Cote, CEO
FacePrint Global Solutions Inc

Dear Mr. Cote, I, Allan J Balchi Jr, resigns as of today Friday, October 19, 2007 as a Director of FacePrint Global Solutions Inc. The company and I parts in good terms.
Best regards and best of luck

Allan J Balchi Jr